Exhibit 3.11

                              AMENDED AND RESTATED
                                     CHARTER
                                       OF
                        FOCUS HEALTHCARE MANAGEMENT, INC.

                  The undersigned, Thomas F. Cox, President of FOCUS Healthcare Management, Inc., a Tennessee corporation (the "Corporation"), and Richard A. Parr II, Secretary of the Corporation, do hereby certify that:

                  1. The name of the Corporation is "FOCUS Healthcare Management, Inc."

                  2. The original Charter was filed with the Secretary of State of the State of Tennessee on January 1, 1986, under the name "FOCUS Healthcare Management Associates, Inc."

                  3. This Amended and Restated Charter has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by written consent of the sole stockholder of the Corporation in lieu of a meeting and vote and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 48-20-107 of the Tennessee General Corporation Act of the State of Tennessee and, upon filing with the Secretary of State of the State of Tennessee in accordance with
         Section 48-20-107, shall supercede the original Charter and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Charter of the Corporation.

                  4. The text of the Charter of the Corporation is hereby amended and restated to read in its entirety as follows:

                  FIRST: The name of the Corporation is FOCUS HEALTHCARE MANAGEMENT, INC.

                  SECOND: The address of the registered office of the Corporation in the State of Tennessee is 530 Gay Street, Knoxville, Tennessee 37902 in Knox County, Tennessee. The name of the Corporation's registered agent at such address is the C T Corporation System.

                  THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Tennessee General Corporation Act.

                  FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000 shares, of Common Stock, $.01 par value ("Common Stock"). Except as otherwise expressly provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.


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                  FIFTH: In furtherance and not in limitation of the powers
conferred by the laws of the State of Tennessee, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors.

                  SIXTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Amended and Restated Charter; and other provisions authorized by the laws of the State of Tennessee at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Charter in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                  SEVENTH: (1) The Corporation shall, to the fullest extent permitted by Section 48-20-107 of the Tennessee General Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (2) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under the General Corporation Act of the State of Tennessee or (iv) for any transaction from which the director derived an improper personal benefit.

         IN WITNESS WHEREOF, FOCUS Healthcare Management, Inc. has caused this Amended and Restated Charter to by signed by its President and attested by its Secretary this 17th day of August 1999.

                                   /s/ Thomas F. Cox
                                   -----------------
                                   Thomas F. Cox
                                   President

Attest:

/s/ Richard A. Parr II
----------------------
Richard A. Parr II
Secretary